Exhibit 10.34

NON-DISCLOSURE/NON-COMPETE AGREEMENT

THIS NON-DISCLOSURE/NON-COMPETE AGREEMENT (this “Agreement”) is made this 28th day of February, 2014 by and between TROY HOLDINGS INTERNATIONAL, INC., an Ontario Canada corporation (the “Seller”), EPAZZ, INC., an Illinois corporation (the “Purchaser”), TELECORP PRODUCTS, INC., a Michigan corporation (the “Company”), Troy Inc. (“Shareholder”), ANA MISRA, an individual (“Misra”) and SCOTT MacCANNELL, an individual (“MacCannell”) (Misra and MacCannell are also hereinafter referred to as “Key Personnel”).

RECITALS:

A. The Purchaser is purchasing the stock of the Company, pursuant to that certain Stock Purchase Agreement dated February 21, 2014 (the “SPA”).

B. The Seller and Shareholder each acknowledges that the Seller and the Shareholder have received and/or will receive substantial and adequate monetary consideration and benefits in return for entry into the SPA and this Agreement and that the Seller and the Shareholder have freely chosen to enter into the terms of this Agreement.

C. The Key Personnel each acknowledge that each is an officer of Seller and has received and/or will receive substantial and adequate monetary consideration and benefits in return for entry into this Agreement and that each has freely chosen to enter into the terms of this Agreement.

NOW, THEREFORE, in consideration of the Recitals and covenants and agreements, hereinafter contained, the parties agree as follows:

1. Incorporation by Reference. The Recitals are incorporated and made a part of this Agreement by reference thereto.

2. Non-Disclosure.

As a material part of the consideration given and received by the parties in connection with the SPA:

a.	Seller, Key Personnel and Shareholder, jointly and severally, acknowledge and agree that in the course of ownership and/or employment with the Company that Seller, Key Personnel and Shareholder have acquired and/or the Company has and will continue to provide Seller, Key Personnel and Shareholder with, or access to information regarding the business, procedures, activities and services of the Company, including but not limited to, memorandum, files, forms, techniques, methods and procedures, programs, customer accounts and customer lists, supplier lists, costs and prices of the Company, and customer needs, requirements and business affairs (hereinafter referred to collectively as the “Proprietary Property”) as is necessary or desirable to assist him in his activities on behalf of the Company.

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b.	Seller, Key Personnel and Shareholder hereby acknowledge that the Proprietary Property is the sole and exclusive property of the Company that the Proprietary Property is a valuable, special and unique asset of the business of the Company, developed at considerable expense to the Company, and is not available to the public at large or other persons engaging in businesses which are the same as or similar to the business of the Company.

c.	Seller, Key Personnel and Shareholder covenant and agree that each shall not for a period of one (1) year, communicate or divulge to, or use for the benefit of itself or any other person, firm, association or corporation, any information in any way relating to the Proprietary Property, in competition with the business of the Company.

3. Covenant Not To Compete.

As a material part of the consideration given and received by the parties:

a.	Seller, Key Personnel and Shareholder, jointly and severally, expressly covenant and agree that for a period of one (1) year, Seller will not engage in any business or perform any service, directly or indirectly, in competition with the business of the Company, or have any interest, whether as proprietor, partner, employee, stockholder, principal, agent, consultant, director, officer, or in any other capacity or manner whatsoever, in any enterprise that shall engage in the business of the Company, except through publicly-traded shares of a corporation or mutual fund listed on a major stock exchange.
b.	In furtherance of the foregoing and not in limitation thereof, Key Personnel and Shareholder agree that for a period of one (1) year, Key Personnel and Shareholder shall not (aa) directly or indirectly, solicit or service in any way, on behalf of itself or on behalf of or in conjunction with others, any customers, or prospective customers who have been solicited or serviced by the Company; (bb) directly or indirectly take any action which may induce any customer or divert any business from the Company; or (cc) directly or indirectly, for himself or any enterprise engaged in competition with the Company, solicit for employment or employ any employee who is then employed by the Company or who has been employed by the Company within one (1) year prior to the termination of his employment.

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c.	The covenants on the part of Key Personnel and Shareholder contained in this Agreement shall be construed as an agreement independent of any other provision in this Agreement or the SPA. The existence of any claim or cause of action of Seller and/or Shareholder against the Company or Purchaser, whether predicated on this Agreement, the SPA or otherwise shall not constitute a defense to the enforcement of this Agreement.

d.
(i)	Seller, Key Personnel and Shareholder understand that the provisions of this Agreement contain restrictive covenants and prohibit the disclosure of the Proprietary Property of the Company, agree to the reasonability of said provisions, and do herewith expressly agree and acknowledge that their breach of this Agreement will not be adequately compensated by money damages. Seller, Key Personnel and Shareholder acknowledge that the restrictions contained in this Agreement are a reasonable and necessary protection of the legitimate interests of the Company and that any violation of these restrictions would cause substantial irreparable injury to the Company. Seller, Key Personnel and Shareholder acknowledge that Purchaser would not have entered into this Agreement without receiving the consideration offered by Seller and Shareholder in binding itself to these restrictions.

(ii)	Seller, Key Personnel and Shareholder expressly agree that in the event of any suit which may be brought by the Company for any violation of the provisions of this Agreement, any such breach or threatened breach of this Agreement shall entitle the Company to any and/or of the following remedies:

(aa)	an order in any such suit enjoining Seller, Key Personnel and Shareholder from violating said provisions. An order to that effect may be entered at any stage of such litigation, without the requirement to post bond, and any application for such injunction shall be without prejudice to any other right of action which may accrue to the parties by reason of the breach or threatened breach of this Agreement; and
(bb)	an order in any such suit providing for monetary damages.
(iii)	The remedies contained in this Agreement are cumulative and not exclusive. Nothing contained in this Agreement shall constitute a waiver by the parties, nor shall the parties be precluded from availing themselves of any of the rights and remedies available to them in law or in equity.
(iv)	If any portion or portions of the covenants contained herein shall be, for any reason, held invalid or unenforceable or deemed to be too excessive and, therefore unenforceable, such portion or portions of the covenant shall be reinterpreted by the court who shall have made such determination to requalify the limitations provided therein so as to make the covenant enforceable, so long as to make the covenant enforceable, so long as the modifications to be made therein will not substantially defeat the original purposes of the parties hereto and the parties hereto agree to be bound by such reinterpretation.

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4. Notices.

All notices, consents, waivers, requests and other communications under this Agreement must be in writing to:

(i)	SELLER/	Troy Holdings International, Inc.
	SHAREHOLDER/	Attn: Scott MacCannell, President
	KEY PERSONNEL:	Ana Misra, Vice President 204-11 Cidermill Avenue Vaughan, Ontario, L4K 4B6, Canada E-mail: smaccannell@troyinc.ca amisra@troyinc.ca

(ii)	WITH A COPY TO:	Mark G. Baker, LL.M. Baker & Company, Barristers and Solicitors, 3300-130 Adelaide St. West Toronto, ON Canada, M5H3P5 Fax Number: (416) 366-3992 Email: mbaker@bakerlawyers.com
(iii)	COMPANY/ PURCHASER:	Epazz, Inc. Attn: Shaun Passley 309 W. Washington Street, Suite 1225 Chicago, Illinois 60606 Fax Number: (312) 873-4283 E-mail: shaun@epazz.net
(iv)	WITH A COPY TO:	Daniel M. Loewenstein Evans, Loewenstein, Shimanovsky & Moscardini, Ltd. 130 South Jefferson Street, Suite 350 Chicago, Illinois 60661 Fax Number: (312) 466-0819 E-mail: dloewenstein@elsm.com

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or at such other address or number as shall be designated by either of the parties in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given:

a.	in the case of a notice sent by regular or registered or certified mail, three business days after it is duly deposited in the mails;
b.	in the case of a notice delivered by hand, when personally delivered;
c.	in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and
d.	in the case of a notice sent by overnight mail or overnight courier service, the next business day after such notice is mailed or delivered to such courier, in each case given or addressed as aforesaid.

5. Benefit and Burden.

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and permitted assigns.

6. Amendments and Waiver.

No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced.

7. Counterparts.

This Agreement may be executed in counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

8. Captions and Headings.

The captions and headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

9. Construction.

The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.

10. Severability.

Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

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11. Effect of Facsimile and Photocopied Signatures.

This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

12. Governing Law.

This agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflict of law principles thereof.

13. Jurisdiction/Venue.

Each of the parties hereby:

a.	irrevocably submits to the personal jurisdiction of any Illinois court, over any claim arising out of or relating to this Agreement and irrevocably agrees that any and all such claims may be heard and determined in such Illinois court, in and for Cook County, and

b.	irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to the venue in any proceeding being brought in a court in the Circuit Court of Cook County, Illinois.

14. Prevailing Party Costs.

If any party commences an action against another party to enforce any of the terms, covenants, conditions or provisions of this Agreement, or because of a breach by a party of its obligations under this Agreement, the prevailing party in any such action shall be entitled to recover its losses, including reasonable attorneys’ fees, costs and interest incurred in connection with the enforcement of this agreement.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

“S E L LE R”	“COMPANY”

TROY HOLDINGS INTERNATIONAL, INC.	TELECORP PRODUCTS, INC.

By:_____________________________	By:_____________________________
Its:_____________________________	Its:_____________________________

“PU RCHASE R”

EPAZZ, INC.

By: /s/ Shaun Passley

Shaun Passley

Its: Chief Executive Officer

SHAREHOLDER:

TROY INC.

By: ________________________

Its:_________________________

KEY PERSONNEL:

_________________________

SCOTT MacCANNELL

_________________________

ANAMISRA